EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

between

PureDepth Incorporated Limited

and

Kristin Bowman

Executive Employment Agreement	Table of contents

Table of Contents

1.	Position, Duties, Remuneration, Commencement and Service	1

2.	Hours of Work	2

3.	Expenses	2

4.	Consent To Deductions	2

5.	Taxes	2

6.	Annual Leave	3

7.	Public Holidays	3

8.	Sick Leave	3

9.	Bereavement Leave	3

10.	Parental Leave	4

11.	Inventions	4

12.	Confidentiality	4

13.	Conflicts Of Interest; Non-Competition	4

14.	Right To Injunction	5

15.	Legislation	5

16.	Merger	5

17.	Termination	5

18.	Loyalty Bonus	8

19.	Medical Insurance	9

20.	Governing Law	9

21.	Employment Relations Problems	9

22.	Waiver	10

23.	Notices	10

24.	Modification Or Amendment	10

25.	Entire Understanding	10

26.	Unenforceability Of Provisions	11

27.	Partial Invalidity	11

28.	Counterparts	11

29.	Independent Advice	11

Schedule		13

Details of Remuneration, Terms and Additional Terms		13

Executive Employment Agreement

Date:	March 31, 2005

Parties

1.	PureDepth Incorporated Limited (“PureDepth”)

2.	Kristin Bowman (“the executive”)

Background

A.	PureDepth is a company providing specialist expertise in the area of multi layer visual display technology (“Business”).

B.	The executive is experienced in executive operational management.

C.	PureDepth has appointed the executive to the position of Chief Operating Officer.

D.	The parties wish to record the terms and conditions under which the executive has and will continue to provide his/her duties to PureDepth.

Agreement

1.	Position, Duties, Remuneration, Commencement and Service

Position and Duties

1.1
The executive’s position will entail the duties and responsibilities set out in the Position Description attached as an appendix to this agreement, and which collectively are incorporated by reference (“Duties”). The title of the position and Duties may be amended by PureDepth following consultation with the executive.

1.2
In addition to the Duties, PureDepth may require the executive to carry out additional duties and responsibilities similar to and consistent with the Duties as is reasonable in the circumstances under the direction of the Executive Chairman for the time being of PureDepth.

1.3	The executive covenants to carry out the Duties and to conduct his activities and carry out all his/her functions as required to be performed by the executive:

a.	in utmost good faith;

b.	in the best interests of PureDepth;

c.	in strict compliance with the terms of this agreement;

d.	to the highest standards applicable and to the best of his/her ability; and

Executive Employment Agreement	Kristen Bowman

e.	to maintain and enhance the good business reputation of PureDepth, also to the best of his/her ability.

1.4	The executive will, during the period of this agreement:

a.	diligently and faithfully serve PureDepth and use his/her best endeavors to promote and protect the interests of PureDepth and any other related company (as that term is commonly understood);

b.	carry out the Duties in a manner consistent with achieving PureDepth’s objectives and milestones, as determined by the board of directors of PureDepth from time to time; and

c.	comply with all of PureDepth’s policies, rules and regulations in force from time to time.

Remuneration

1.5	The executive’s salary, any other benefits and additional terms are recorded in the Details of Remuneration, Terms and Additional Terms schedule attached to this agreement (“the schedule”).

Commencement

1.6
This agreement will be deemed to have commenced on 1 April 2005 and will continue in full force and effect until terminated earlier by operation of law or otherwise in accordance with the terms of this agreement.

Service

1.7	PureDepth recognizes your existing service with Deep Video imaging Limited as if it was service with PureDepth for all service related entitlements, if any.

2.        Hours of Work

2.1	The normal hours of work are 8.30 to 5.30 Monday to Friday.

2.2	The executive’s remuneration recognizes that the executive will work additional hours from time to time in accordance with the needs of the executive’s position and the Business.

3.        Expenses

3.1
During the term of this agreement, the executive will be reimbursed for all reasonable and approved expenses and disbursements, which are incurred in connection with the performance of the Duties. Expenses and disbursements are to be properly accounted for by the executive and detailed GST or other sales tax invoices or receipts are to be provided with the amount of the expenses or disbursements included within the GST or other sales tax invoice provided by the executive for his/her commissions and bonuses.

Executive Employment Agreement	Kristen Bowman

4.   Consent To Deductions

4.1
The executive consents, pursuant to section 5 of the Wages Protection Act 1983, to the deduction from any remuneration or other moneys owing to the executive on termination of employment, any sum which may be owed by the executive to PureDepth.

5.   Taxes

5.1
“Taxes” means and includes any New Zealand taxes or duties such as withholding taxes and levies, PAYE for its employees, ACC levies, GST registration, and GST returns and the provision of any other taxes.

5.2
If, at any time, PureDepth considers, in its sole and absolute discretion, and whether as a matter of law or change of circumstances, it is obliged to deduct any Taxes, then it is agreed that it will be entitled to do so and will notify the executive in writing as soon as practicably possible after making such deductions.

6.   Annual Leave

6.1	The executive is entitled to 5 weeks annual leave per annum paid at average earnings. Annual leave accrues proportionately throughout each year.

6.2
Subject to the consent of PureDepth, the executive may take the his/her annual leave at such times as the executive wishes as long as this complies with statutory requirements and does not unduly disrupt the Business.

6.3	The entitlements within this agreement, including other leave and holiday provisions, are inclusive of and not additional to the entitlements within the Holidays Act 2003.

7.   Public Holidays

7.1
Subject to any requirement to work, the statutory holidays applying in the executive’s home state in the USA or New Zealand (as applicable) will be holidays on pay at the executive’s ordinary rate, where they fall on days that would otherwise be working days for the executive.

7.2	The executive may be required to work on public holidays in particular circumstances, such as promotions. Any requirement to work will be notified to the executive by PureDepth.

7.3
Where the executive is required to work on a statutory holiday, then, in addition to receiving time and a half for the hours worked on that day, the executive will receive alternative holiday paid at the executive’s salary rates which will be taken at a date convenient to PureDepth.

Executive Employment Agreement	Kristen Bowman

8.   Sick Leave

8.1
After working for PureDepth for 6 months, the executive will be entitled to sick leave of 10 days in each subsequent 12 month period of employment. Up to 15 days of unused sick leave may be transferred from year to year up to a maximum entitlement of 20 days.

8.2	Sick leave under this clause may be taken only when:

a.	the executive is sick;

b.	the executive’s spouse or partner is sick (domestic leave); or

c.	the executive’s dependant child or parent is sick.

8.3	The executive should give PureDepth as much notice of the executive’s intention to take sick leave as possible.

8.4	Where leave is taken because of sickness, the executive may be asked to produce a medical certificate after 3 days.

8.5
Where the executive has long term or frequent leave because of sickness, PureDepth may require the executive to undergo a medical examination or assessment, at PureDepth’s expense, by a registered medical practitioner or specialist nominated by PureDepth and to furnish a report of such visit to PureDepth.

8.6	PureDepth may provide additional sick leave consistent with PureDepth’s policies and practices or otherwise at the discretion of the board of directors of PureDepth.

9.   Bereavement Leave

9.1	The executive may take up to 3 days bereavement leave on the death of a family member, including grandparents and grandchildren.

9.2	If multiple deaths occur at the same time the executive may take 3 days for each person.

9.3	The executive may take 1 day for any other person PureDepth agrees the executive may take bereavement leave in relation to.

10.     Parental Leave

10.1	The executive will be entitled to parental leave in accordance with the Parental Leave and Employment Protection Act 1987.

11.     Inventions

11.1
Any and all inventions, discoveries, developments and innovations in relation to PureDepth business concepts conceived by the executive during the term of this agreement relative to the Duties will be the absolute and exclusive property of PureDepth. The executive by entering into this agreement assigns all his/her right, title, and interest in the same to PureDepth. Any and all inventions, discoveries, developments and innovations conceived, made or undertaken by the executive prior to the term of this agreement and utilised by the executive in rendering Duties to PureDepth are by the executive’s entry into this agreement licensed to PureDepth for use in its operations and for an infinite duration. This license is non-exclusive, and may be assigned without the executive’s prior written approval by PureDepth to a wholly-owned subsidiary of PureDepth.

Executive Employment Agreement	Kristen Bowman

12.     Confidentiality

12.1
The executive acknowledges that, during the term of this agreement, he/she will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by PureDepth and/or used by PureDepth in connection with the operation of the Business including, without limitation, the Business’ product processes, methods, customer lists, accounts and procedures (“Confidential Information”). The executive agrees that he/she will not disclose any Confidential Information, directly or indirectly, or use any of Confidential Information in any manner, either during the term of this agreement or at any time after the termination of this agreement (for whatever reason) except as required in the course of this agreement with PureDepth. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork, creative work, programming code, notebooks, and similar items relating to the Business, whether prepared by the executive or otherwise coming into its possession, will also comprise Confidential Information and will accordingly be the absolute and exclusive property of PureDepth. The executive will not retain any copies of any Confidential Information without PureDepth’s prior written permission. Upon the expiration or earlier termination of this agreement, or whenever requested by PureDepth, the executive will immediately deliver to PureDepth all such Confidential Information in his/her possession or under his/her control. The executive further agrees that he/she will not disclose the terms of this agreement to any person, unless, prior to such disclosure and confirmed in writing for the benefit of PureDepth, the relevant person or entity has agreed to confidentiality on the same terms, without the prior written consent of PureDepth and will at all times preserve the confidential nature of his/her relationship with PureDepth.

13.     Conflicts Of Interest; Non-Competition

13.1
The executive represents and warrants, for the benefit of PureDepth, that he/she has the authority and capacity and is free to enter into this agreement, and that this agreement does not violate the terms of any agreement between the executive and any third party. Further, the executive, in rendering the Duties will not utilize any invention, discovery, development, improvement, innovation, or trade secret in which he/she does not have a proprietary interest.

13.2
The executive will not at any time during the term of the agreement or for a period of 6 months after termination or expiration of the agreement be directly or indirectly interested, engaged or concerned in, or assist financially or provide management duties to, any business directly the same as PureDepth or the Business (i.e., operating in the multi-level display screen business), whether on his/her own account or as a consultant to or a partner, agent, trustee, employee, shareholder, member or director of any other person, or as beneficiary under a trust, or in any other way whatsoever, without the prior written consent of PureDepth.

Executive Employment Agreement	Kristen Bowman

13.3
For a period of 6 months following termination of this agreement, the executive will not, directly or indirectly hire, solicit, or encourage to leave PureDepth’s employment, any employee, consultant, or contractor of PureDepth or hire any such employee, consultant, or contractor who has left PureDepth’s employment or contractual agreement, without the prior written consent of PureDepth.

14.     Right To Injunction

14.1
The parties to this agreement acknowledge that the Duties to be rendered by the executive and the rights and privileges granted to PureDepth under the agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the executive of any of the provisions of this agreement will cause PureDepth irreparable injury and damage. the executive expressly agrees that PureDepth will be entitled to injunctive and other equitable relief in the event of, or to prevent a breach of any provision of this agreement by the executive. Resort to such equitable relief, however, will not be construed to be a waiver of any other rights or remedies that PureDepth may have for damages or otherwise. The various rights and remedies of PureDepth under this agreement or otherwise will be construed to be cumulative, and no one of them will be exclusive of any other or of any right or remedy allowed by law.

15.    Legislation

15.1
The executive is required to be familiar with, remain up to date and take appropriate steps to ensure compliance with PureDepth’s statutory obligations and all such related, amending or replacement legislation, regulations and rules.

15.2
The executive is responsible for his/her own and PureDepth’s compliance with all legislation, including becoming familiar with any existing policies and procedures, ensuring that existing policies and procedures comply with all relevant legislation and ensure that policies and procedures are kept up to date with legislative change.

16.     Merger

16.1	This agreement shall not be terminated by the merger or consolidation of PureDepth into or with any other entity.

17.    Termination

17.1
The parties may terminate this agreement by giving not less than the notice set out in the schedule. PureDepth may terminate without notice or payment in lieu of notice for misconduct or poor performance or any other justifiable reason.

Executive Employment Agreement	Kristen Bowman

17.2	PureDepth reserves the right to pay out the executive’s notice period at base salary instead of the executive working out the executive’s notice.

17.3
If the executive give less than the proper notice, PureDepth is entitled to deduct the balance of unworked notice from any money owed to the executive or to otherwise recover the sum without affecting any other rights that PureDepth has arising from the executive’s failure to give notice.

17.4	During the notice period, PureDepth may require the executive to cease some or all of the executive’ Duties and to substitute others in their place.

17.5
Upon termination of this agreement, the executive will immediately return to PureDepth all books, papers, records, documents, motor vehicles, products, keys and access or security cards and any other items of PureDepth’s property, including Confidential Information, which the executive has in the executive’s possession or use.

Summary Dismissal

17.6
Notwithstanding anything within clauses 17.1 to 17.4, where PureDepth considers that there has been gross negligence, serious incompatibility between the executive and the Executive Chairman or the board of directors of PureDepth from time to time, misconduct of a serious nature or any breach of trust and confidence, or if the executive’ is convicted of any crime or offence of a materially serious nature (i.e., not a mere misdemeanor); fails or refuses to comply with the written policies or reasonable directive of PureDepth; the executive materially breaches provisions of this agreement; or a petition for the bankruptcy of the executive is presented or actually effected then PureDepth, at any time, may terminate this agreement immediately and without prior written notice to the executive.

Incapacitation

17.7	PureDepth may terminate the executive’s employment upon giving the notice required under clause 17.1 if:

a.
The executive suffers an illness or injury that would incapacitate the executive from carrying out the Duties for a period of time that the board of directors of PureDepth considers to be unreasonable in relation to the circumstances of the Business at that time, or

b.	the executive is incapacitated at different times for more than 60 working days during any one 12-month period.

17.8
The provisions of clause 17.1 do not affect the undertakings and covenants given by the executive in clauses 11,12 and 13 of this agreement which are intended to survive termination of this agreement and shall continue to bind the executive accordingly.

Executive Employment Agreement	Kristen Bowman

Restructuring

Definition of Redundancy

17.9
Redundancy is a situation where the position of employment of an executive is or will become surplus to the requirements of PureDepth’s business because of a restructuring, reorganization or a decision is made not to conduct work of that type or for some other reason.

Normal Redundancy Process

17.10
In the event that PureDepth considers that the executive’s position of employment could be affected by redundancy or could be made redundant, PureDepth shall, except in exceptional circumstances, consult with the executive regarding the possibility of redundancy and, before a decision to proceed with redundancy is made, whether there are any alternatives to dismissal (such as redeployment to another role). In the course of this consultation PureDepth shall provide to the executive sufficient information to enable understanding and meaningful consultation, and shall consider the views of the executive with an open mind before making a decision as to whether to make the executive’s position of employment redundant. Nothing in this clause limits the legal rights and obligations of the parties.

No Redundancy Compensation Payable

17.11
In the event that the executive’s employment is terminated on the basis of redundancy, the executive shall be entitled to notice, but shall not be entitled to any additional payment, whether by way of redundancy compensation or otherwise.

Restructuring

17.12
A redundancy may also occur where PureDepth’s business is restructured. Restructuring means a situation where PureDepth enters into a contract or arrangement under which PureDepth’s business (or part of it) is undertaken by another person or PureDepth’s business (or part of it) is sold or transferred. It does not include the termination of a contract or arrangement under which PureDepth carries out work for another party, a sale of shares or any arrangements or contracts entered into if PureDepth is in receivership or liquidation.

17.13
The executive will be affected by a restructuring if he or she is, or will be, no longer required by PureDepth to perform his or her work and the type of work that the executive does (or work that is substantially similar) is, or is to be, performed by employees of the new employer. A new employer means the person who undertakes, or proposes to undertake, PureDepth’s business (or part of it) for the employer or to whom PureDepth’s business (or part of it) is, or is to be, sold or transferred.

17.14	Negotiations with a new employer in relation to a restructuring will include discussion related to the following items:

Executive Employment Agreement	Kristen Bowman

a.	The affected employees, their positions, accrued entitlements and terms and conditions, which the employee authorizes the employer to release;

b.	Whether the negotiations are confidential or commercially sensitive;

c.	Taking into account confidentiality and commercial sensitivity, the information that will be given to affected employees and when that will occur;

d.
Whether the new employer is prepared to negotiate a transfer of affected employees’ employment, and if so whether the transfer will be on the same terms and conditions of employment or on other terms and conditions of employment;

e.	Whether the transfer will recognize service related benefits;

f.	Whether the transfer will include the transfer of accrued benefits and if so, what benefits will be transferred;

g.	Whether the new employer will have access to the affected employees and when will that occur; and

h.	Whether the affected employees will have access to the new employer and when will that occur.

17.15	If PureDepth is able to negotiate a transfer of the executive’s employment the executive may choose whether or not to transfer to the new employer.

17.16
If the executive chooses to transfer to the new employer no redundancy compensation is payable and the notice period will not apply. If the transfer of the executive’s employment is to include a transfer of the executive’s accrued benefits, or some of them, the executive agrees that PureDepth may transfer any or all of his or her accrued entitlements to the new employer.

17.17
If PureDepth is unable to negotiate a transfer or PureDepth is able to negotiate a transfer but the executive chooses not to transfer PureDepth will consider whether there are any alternative positions available within PureDepth that may be suitable for the executive’s skills, experience, qualification and attributes.

17.18
If PureDepth is unable to identify an alternative position or the executive elects not to apply for or accept any alternative position the executive will not be entitled to any redundancy compensation but will be entitled to receive the notice period from the time that the executive is informed that his or her position will become redundant, including becoming redundant subject to the completion of the restructuring.

18.     Loyalty Bonus

18.1
PureDepth wishes to retain its key employees for a minimum period of 12 months while it is in the process of preparing the business for strategic and substantial investment or possibly sale as a going concern. The shareholders and directors of PureDepth have formed the view that for the business of PureDepth to grow exponentially, it requires the investment of a party or parties that have the resources to substantially grow the business by partnership with key industry players or independent investment in the markets that are capable of being high users of the products PureDepth produces.

Executive Employment Agreement	Kristen Bowman

18.2	In this clause:

a.	the “PureDepth Group” means the parent company of PureDepth, any subsidiary of PureDepth and any related companies of PureDepth as defined by the Companies Act 1993;

b.
“base salary” means the remuneration component defined as salary excluding any commissions, bonuses, any other variable remuneration, benefits of any type and any other payments of any type or consideration;

c.	“transfer of business” means:

i.	the sale of the whole of or more than 50% of the operative business of the PureDepth Group, other than by the sale of shares; or

ii.	the change in the effective control of the PureDepth Group by the sale of more than 50% of the shares in the PureDepth Group.

18.3	Where the executive remains:

a.	in continuous employment with PureDepth for a minimum of 12 months from 1 April 2005; and/or

b.	in continuous employment with PureDepth at the completion of the transfer of business; and/or

c.	is made redundant due to a decision on the part of PureDepth to cease trading; PureDepth will provide the greater of either:

d.	4 months base salary; or

e.
any payments, benefits or the net value of the “New Incentive Scheme”, that replaces the Deep Video Imaging Limited Executive Share Option Plan No. 3, that the executive is entitled to as a result of or in any way related to the transfer of business.

18.4
The entitlement of the executive to the greater of the two benefits under either 18.34 or 18.3e disentitles the executive to payment of the lesser benefit. The executive relinquishes any right to the lesser benefit.

18.5
If because of the circumstances of any transfer of business the Employee becomes entitled to the benefit of 18.3e prior to completion, the Employee may elect to waive that entitlement prior to completion in favour of the entitlement in 18.34 payable on completion.

Executive Employment Agreement	Kristen Bowman

18.6	Clauses 18.1 to 18.4 do not affect any notice or payment in lieu of notice that the Employee may be entitled to as a result of the transfer of business.

19.     Medical Insurance

19.1	PureDepth will provide the executive with the medical insurance cover up to the maximum amount per month specified in the schedule.

20.     Governing Law

20.1
The laws of New Zealand will govern this agreement and, subject to the settlement of disputes as set out in the is agreement, both parties irrevocably submit to the exclusive jurisdiction of the Courts of New Zealand for any matter arising under or touching this agreement.

21.     Employment Relations Problems

21.1
Employment relationship problems are any problems relating to or arising out of an employment relationship. These can include personal grievances (such as unjustifiable dismissal, unjustifiable action resulting in a disadvantage, discrimination, sexual or racial harassment and duress), disputes about the existing terms and conditions of the executive’s employment, withholding or failing to pay wages or salary or any other money, failing to comply with the terms of the executive’s employment agreement but excludes the fixing of new terms and conditions.

21.2	The best means of resolving any employment relationship problem is to bring it to PureDepth’s attention at the earliest opportunity.

Personal Grievances

21.3
If the executive has a personal grievance, he must raise this with PureDepth, including telling PureDepth that he or she wants something to be done about it. The executive must do this within 90 days of the action that caused it. This time limit is imposed under the Employment Relations Act 2000 (New Zealand). If the executive fails to raise the grievance within 90 days he or she will have to apply to the Employment Relations Authority (New Zealand) for permission to raise the grievance.

21.4	PureDepth will acknowledge that the executive has raised a personal grievance and discuss it with him in an attempt to resolve the problem.

Employment Relations Services

21.5
Mediation— If the problem is not resolved, either party may ask the Department of Labour’s Mediation Service (New Zealand) to mediate. The mediators can operate informally by meeting the parties separately or together, or through a series of different meetings and if asked by all parties, mediators can make a decision for the parties.

Executive Employment Agreement	Kristen Bowman

21.6	Investigation - Either party may apply to the Employment Relations Authority, which can investigate and make a decision about any employment relationship problem.

21.7
Employment Court - Either party that is not satisfied with the Employment Relations Authority’s findings, may ask for the matter to be heard from the beginning, in whole or in part, by the Employment Court (New Zealand)

22.     Waiver

22.1	Waiver by one party to this agreement of breach of any provision of this agreement by the other will not operate or be construed as a continuing waiver.

23.     Notices

23.1	Any notice produced under this agreement will be in writing addressed to the other party according to the most recent details designated by each party in writing to the other.

23.2	Delivery may be effected by hand, fastpost or airmail (with postal prepaid), facsimile or email.

23.3	Any notice given under this agreement will be deemed to have been received:

a.	at the time of delivery, if delivered by hand;

b.	on the 10th day after the date of mailing, if sent by fastpost or airmail with the postal prepaid;

c.
on the day on which the transmission is sent, if sent by facsimile. If there is any dispute or difference between any of the parties over the fact of transmission in any particular case, production by the sender of a confirmation of clear transmission will be conclusive evidence of transmission and will bind the parties accordingly; and

d.	in the case of an email, upon the earlier of:

i.	receipt by the sending party of confirmation of successful delivery; or

ii.	2 days after despatch, provided that the sending party does not receive any indication of failure, or delay of delivery within 2 days after despatch.

For the purposes of this clause, “despatch” occurs when the relevant email first leaves the sending party’s network for delivery to the receiving party’s network.

Executive Employment Agreement	Kristen Bowman

24.     Modification Or Amendment

24.1	No amendment, change or modification of this agreement will be valid unless in writing and signed by both parties.

25.     Entire Understanding

25.1
This agreement together with the attached schedule and position description constitutes the entire understanding and agreement between both parties, and any and all prior agreements, understandings, and representations are terminated and cancelled in their entirety and are of no further force and effect.

26.     Unenforceability Of Provisions

26.1	If any provision of this agreement, or any portion of the agreement, is held to be invalid and unenforceable, then the remainder of this agreement shall nevertheless remain in full force and effect.

27.     Partial Invalidity

27.1	The illegality, invalidity or unenforceability of any provision of this agreement will not affect the legality, validity or enforceability of any other provision.

28.     Counterparts

28.1
This agreement may be executed in counterparts, all of which together will constitute one and the same instrument. Either party may execute this agreement by signing such counterpart. Any such counterpart may be provided to the other party by PDF attached to an email or facsimile transmission with the intent that receipt by a party of a PDF attached to an email or facsimile of any executed copy will be as binding and effective as receipt of the original.

28.2
Transmission by PDF attached to an email or facsimile by any party (“Transmitting Party”) to any other party (“Receiving Party”) of a copy of this agreement which, prior to transmission, has been executed by the Transmitting Party will be deemed to be delivery to the Receiving Party of the original so executed. The Receiving Party may in any court of law, arbitration or other proceedings relating to this agreement produce or exhibit that PDF attached to an email or facsimile copy as if it were the original as evidence of its contents and execution by the Transmitting Party and no party may object to that copy being so produced or exhibited and used as such evidence. The Transmitting Party will deliver the original copy of this agreement executed by that party to the Receiving Party by courier following the transmission of the PDF attached to an email or facsimile copy as provided above.

29.     Independent Advice

29.1	The executive acknowledges she is entitled to seek independent advice about this proposed employment agreement.

Executive Employment Agreement	Kristen Bowman

SIGNED by both parties.

I confirm that, in accordance with clause 29 above, I have been given the opportunity to obtain independent advice and agree to the terms of this agreement:

Executive Employment Agreement	Kristen Bowman

Signed by the executive in the presence of:
Kristin Bowman

Signature of witness

Name of witness

Occupation

Address

Signed by PureDepth Incorporated Limited:

Director’s signature

Director’s full name

SCHEDULE

Details of Remuneration, Terms and Additional Terms

Remuneration clause 1.5

Base Salary: NZ$175,000 per annum.

Mobile telephone: For business use.

Internet connection: For home access to PureDepth’s server.

Bonus Programme: On the achievement of PureDepth’s quarterly gross profit dollar target, as approved by the Board, the executive will be paid a quarterly bonus equivalent to NZ$25,000 per annum. PureDepth will also work up a programme for further financial reward to the executive if PureDepth exceeds its gross profit target.

Option: 3.25% of outstanding shares in PureDepth as at 31 March 2005 as part of the “New Incentive Scheme” (undiluted).

Terms

Notice - clause 17.1: 3 months.

Medical Insurance Cover- clause 19: Up to an allowance of NZ$150 per month.

Additional Terms

New Incentive Scheme:

The “New Incentive Scheme” to be provided by PureDepth, that is to replace the Deep Video Imaging Limited Executive Share Option Plan No. 3 (“the Plan”), forms part of this employment agreement. Once the New Incentive Scheme comes into force PureDepth may vary the New Incentive Scheme as long as the benefits of the New Incentive Scheme are no less favorable to the executive than the benefits of the plan.